EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

by and among

The Innovation Group plc,

TiG Acquisition Co.,

Concentra Integrated Services, Inc.,

Concentra Operating Corporation,

and

First Notice Systems, Inc.

dated as of

November 1, 2006

Table of Contents

Recitals		1

Table of Contents		i

I. Definitions		2

II. Purchase of Shares and Closing		9
2.1	Purchase and Sale; Purchase Price	9
2.2	The Closing	9

III. Representations and Warranties of Seller		12
3.1	Title to Shares	12
3.2	Incorporation; Power and Authority	12
3.3	Valid and Binding Agreement	12
3.4	No Claims	12
3.5	No Breach; Consents	12
3.6	Brokerage	13

IV. Representations and Warranties Regarding the Company		13
4.1	Incorporation; Power and Authority.	13
4.2	Valid and Binding Agreement	13
4.3	No Breach; Consents	13
4.4	Capitalization	14
4.5	Subsidiaries	14
4.6	Financial Statements	14
4.7	Absence of Undisclosed Liabilities	15
4.8	Books and Records	15
4.9	Absence of Certain Developments	15
4.10	Property.	17
4.11	Accounts Receivable	18
4.12	Tax Matters.	18
4.13	Intellectual Property Rights.	20
4.14	Material Contracts.	22
4.15	Litigation	24
4.16	Insurance.	24
4.17	Compliance with Laws; Governmental Authorizations.	24
4.18	Environmental Matters.	25
4.19	Warranties	25
4.20	Employees.	26
4.21	Employee Benefits.	27
4.22	Customers	29
4.23	Suppliers	29
4.24	Affiliate Transactions	29
4.25	Brokerage	29

i

4.26	Availability of Documents	30
4.27	Disclosure	30

V. Representations and Warranties of Buyer		30
5.1	Incorporation; Power and Authority	30
5.2	Valid and Binding Agreement	30
5.3	No Breach; Consents	30
5.4	Brokerage	30
5.5	Investment Intent	30

VI. Agreements of the Seller		31
6.1	Conduct of the Business	31
6.2	Notice of Developments; Disclosure Supplements	32
6.3	Pre-Closing Access	32
6.4	Payment of Revolving Note.	32
6.5	Agreements with Verizon, AT&T and Other Vendors	33
6.6	Conditions	33
6.7	Consents and Authorizations; Regulatory Filings	33
6.8	Error and Omission Insurance	33
6.9	No Sale	33
6.10	Release of Claims	34
6.11	Acknowledgments	34

VII. Agreements of Buyer and Parent		34
7.1	Conditions	34
7.2	Shareholder Approval	34
7.3	Actions with Respect to Equity Offering	34
7.4	Access by Seller	34
7.5	Agreement to Defend and Indemnify	35
7.6	Compliance with WARN Act	35
7.7	Employee Matters.	35
7.8	Guaranty of Real Property Leases	36
7.9	Acknowledgments	36

VIII. Taxes		37
8.1	Tax Matters	37
8.2	Transfer and Sales Taxes	39

IX. Conditions to Closing		39
9.1	Conditions to Buyer’s Obligations	39
9.2	Conditions to Seller’s Obligations	40

X. Termination		41
10.1	Termination	41
10.2	Effect of Termination.	43

XI. Indemnification		43

ii

11.1	Obligation of Parties to Indemnify.	43
11.2	Claims Period	45
11.3	Third-Party Claims.	45
11.4	Limitations of Damages.	46
11.5	Exclusive Remedy	47
11.6	Tax Adjustment	48
11.7	Royal Indemnity Arbitration	48

XII. General		48
12.1	Press Releases and Announcements	48
12.2	Expenses	48
12.3	Amendment and Waiver	48
12.4	Notices	49
12.5	Further Assurances	50
12.6	Assignment	50
12.7	No Third Party Beneficiaries	51
12.8	Severability	51
12.9	Complete Agreement	51
12.10	Disclosure Schedules	51
12.11	Signatures; Counterparts	51
12.12	Governing Law	51
12.13	Specific Performance	52
12.14	Jurisdiction	52
12.15	Waiver of Jury Trial	52
12.16	Construction	53
12.17	Time of Essence	53

Signatures		1

Exhibit A – Noncompetition Agreement
Exhibit B – Transition Services Agreement
Exhibit C – Agreement Relating to Provisions of Outbound Calling Services
Exhibit D – License Agreement
Exhibit E – Escrow Instruction Letter

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of November 1, 2006 by and among The Innovation Group plc, a company registered in England with no. 3256771 (“Parent”), TiG Acquisition Co., a Delaware corporation and indirect wholly–owned subsidiary of Parent (“Buyer”), Concentra Integrated Services, Inc., a Massachusetts corporation (“Seller”), Concentra Operating Corporation, a Nevada corporation (“Guarantor”), and First Notice Systems, Inc., a Delaware corporation (the “Company”).

Recitals

WHEREAS, Seller owns all of the outstanding capital stock of the Company.

WHEREAS, Seller desires to sell, and Buyer desires to buy, all of the outstanding capital stock of the Company on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, Seller’s obligations under this Agreement will be fully and unconditionally guaranteed by Guarantor.

WHEREAS, Buyer’s obligations under this Agreement will be fully and unconditionally guaranteed by Parent.

WHEREAS, in order to fund the Purchase Price (as defined below), Parent will conduct a fully underwritten rights issue (the “Equity Offering”).

WHEREAS, prior to or contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Buyer entering into this Agreement, Buyer entered into a Noncompetition Agreement, dated as of the date hereof and effective as of the Closing Date, a copy of which is attached hereto as Exhibit A with each of Seller, Guarantor and each of the other entities listed on the signature page thereto.

WHEREAS, prior to or contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Buyer entering into this Agreement, Buyer and Seller entered into a Transition Services Agreement, dated as of the date hereof and effective as of the Closing Date, a copy of which is attached hereto as Exhibit B.

WHEREAS, prior to or contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Buyer entering into this Agreement, Guarantor and the Company entered into an Agreement Relating to Provisions of Outbound Calling Services, dated as of the date hereof and effective as of the Closing Date, a copy of which is attached hereto as Exhibit C.

WHEREAS, prior to or contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Guarantor entering into this Agreement, Seller, the Company and Parent entered into a License Agreement, dated as of the date hereof and effective as of the Closing Date, a copy of which is attached hereto as Exhibit D.

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I. Definitions

The following terms have the meanings assigned to them below:

“Active Employee” means any employee employed on the Closing Date exclusively by the Company, including employees on temporary leave of absence, family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock or membership interests, by contract, or otherwise.

“Annual Financial Statements” has the meaning set forth in Section 4.6(a).

“Business Day” means any day on which banks are open for business in New York City, other than Saturday or Sunday.

“Bonuses and Noncompete Payments” has the meaning set forth in Section 7.7(f).

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer’s Attorneys” means Dorsey & Whitney LLP.

“Buyer Indemnified Parties” has the meaning set forth in Section 11.1(a).

“Buyer Indemnitors” has the meaning set forth in Section 11.1(b).

“Buyer Losses” has the meaning set forth in Section 11.1(a)(iv).

“Capital Lease” means a lease on which the Company is a lessee that is a capital lease as determined in accordance with GAAP.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Common Stock” has the meaning set forth in Section 2.1.

“Completion” means the performance by the parties of their respective obligations under Section 2.2(c).

“Concentra” means Concentra Inc., a Delaware corporation.

“Confidentiality Agreement” means the Confidentiality Agreement, dated October 4, 2005, by and between Guarantor and Parent.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Consolidated Group” means an affiliated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date.

“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is legally binding.

“Department” has the meaning set forth in Section 4.20(c).

“Disclosure Schedule” means the schedule delivered by Seller to Buyer concurrently with the execution of this Agreement.

“Disclosure Supplement” has the meaning set forth in Section 6.2.

“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (other than transfer restrictions arising under federal and state securities Laws).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging (1) liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from the presence or Leak of, or exposure to, any Hazardous Substance at any location, or (2) the failure to comply with any Environmental Law.

“Environmental Law” means any Law or Governmental Order issued, promulgated or entered into by or with any Governmental Entity relating to pollution, the environment, natural resources or human health and safety.

“Equity Offering” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“Escrow Completion” means the delivery of the Escrow Documents by Seller to Buyer’s Attorneys to hold in accordance with the provisions of Section 2.2.

“Escrow Completion Date” means November 16, 2006.

“Escrow Documents” means the documents to be delivered by Seller to Buyer’s Attorneys in accordance with the terms of the Escrow Instruction Letter as set forth in Section 2.2(a)(ii).

“Escrow Instruction Letter” means the letter of instruction in the form attached hereto as Exhibit E to be executed and delivered by the parties hereto to Buyer’s Attorneys at Escrow Completion.

“Facility Agreement” has the meaning set forth in Section 6.4.

“FIRPTA Statement” means an affidavit, under penalties of perjury, stating that Seller is not a foreign person in form and substance required under Treasury Regulation Section 1.445-2(b)(2) for purposes of satisfying Buyer’s obligations under Treasury Regulation Sections 1.1445-1 and 1.1445-2.

“FMLA Employees” has the meaning set forth in Section 7.7(e).

“FMLA Period” has the meaning set forth in Section 7.7(e).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, and does not include international accounting standards or accounting standards followed by Parent.

“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“Guarantor” has the meaning set forth in the first paragraph of this Agreement.

“Hazardous Substance” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law.

“Indemnified Party Claim” has the meaning set forth in Section 11.2.

“Indemnified Parties” has the meaning set forth in Section 11.1(b).

“Indemnitors” has the meaning set forth in Section 11.1(b).

“Insider” means (i) a shareholder, officer or director of the Company, (ii) any Member of the Immediate Family of any shareholder, officer or director of the Company or (iii) any entity in which any of the Persons described in clause (i) or (ii) owns any beneficial interest (other than less than five percent of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange or quoted on a national quotation system).

“Intellectual Property Rights” means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iii) rights in copyrightable subject matter or protectable designs, registered or unregistered, (iv) trade secrets, (v) rights in internet domain names, uniform resource locators and e-mail addresses, (vi) rights in semiconductor topographies (mask works), registered or unregistered, (vii) know-how and (viii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, Contract, license or otherwise.

“IRS” means the United States Internal Revenue Service.

“Knowledge” with respect to Seller means the knowledge of Will Fulton, Jim Greenwood, Jay Guden, Mark Leonard and Greg Powers upon reasonable inquiry and investigation.

“Last Fiscal Year End” has the meaning set forth in Section 4.6(a).

“Latest Balance Sheet” has the meaning set forth in Section 4.6(a).

“Latest Balance Sheet Date” has the meaning set forth in Section 4.6(a).

“Latest Financial Statements” has the meaning set forth in Section 4.6(a).

“Latest Guarantor Balance Sheet” has the meaning set forth in Section 4.6(b).

“Latest Guarantor Financial Statements” has the meaning set forth in Section 4.6(b).

“Law” means any, law, ordinance, rule, regulation or statute of any Governmental Entity.

“Leak” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Leased Real Property” has the meaning set forth in Section 4.10(c).

“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.

“Licensed-In Intellectual Property Rights” means Third-Party Intellectual Property Rights used or held for use by the Company with the permission of the owner.

“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

“Loss” means any damage, deficiency, penalty, fine, cost, amount paid in settlement, liability, obligation, Tax, Encumbrance, loss, expense or fee, including court costs and attorneys’ fees and expenses, and notices of liability and any claims in respect thereof.

“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, would be reasonably expected to have, a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company; provided, however, “Material Adverse Effect” shall not include (i) changes in business or economic conditions affecting the economy or the Company’s industry generally unless such changes disproportionately affect the Company relative to other industry participants; (ii) effects or changes related to or resulting from any event as to which Buyer has provided written consent hereunder; or (iii) effects or changes directly related to or directly resulting from the execution, delivery or performance of the terms of this Agreement (including any announcement relating to this Agreement or the fact that Buyer or Parent is acquiring the Company).

“Material Contracts” has the meaning set forth in Section 4.14(a).

“Member of the Immediate Family” of a Person means a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, and brother- or sister-in-law of such Person.

“Off-the-Shelf Software” means Software that is widely commercially available.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity and frequency) as it has been conducted since the Last Fiscal Year End.

“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

“Owned Intellectual Property Rights” means Intellectual Property Rights owned by the Company.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parent Recommendation” has the meaning set forth in Section 7.2.

“Parent Shareholder Approval” has the meaning set forth in Section 2.2(c)(iii)(B).

“Parent Shareholder Meeting” has the meaning set froth in Section 7.2.

“Payoff Amount” has the meaning set forth in Section 6.4.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made in connection with any such contest), (ii) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business which are not due and payable, (iii) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Leased Real Property and which do not unreasonably restrict the use thereof in the Ordinary Course of Business, (iv) statutory Encumbrances in favor of lessors arising in connection with any property leased to the Company, (v) Encumbrances reflected in the Latest Financial Statements or arising under Material Contracts and (vi) Encumbrances that will be removed prior to or in connection with the Closing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (w) that is maintained or contributed to by the Company, (x) that the Company has committed to implement, establish, adopt or contribute to in the future, (y) for which the Company is or may be financially liable as a result of the direct sponsor’s affiliation with the Company or the Company’s shareholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by the Company for the benefit of its employees or former employees) or (z) for or with respect to which the Company is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer. “Plan” does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which the Company has no present or potential liability.

“Pre-Closing Tax Period” has the meaning set forth in Section 8.1(a).

“Purchase Price” has the meaning set forth in Section 2.1.

“Registered Intellectual Property Rights” means Intellectual Property Rights that are the subject of a pending application or an issued patent, trademark, copyright or design right.

“Remedies Exception,” when used with respect to any Person, means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Required Consents” has the meaning set forth in Section 6.7.

“Return” means any return, declaration, report, estimate, information return or statement, and any attachments or schedules thereto, pertaining to any Taxes.

“Revolving Note” has the meaning set forth in Section 6.4.

“Royal Indemnity Arbitration” has the meaning set forth in Section 11.1(a).

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 11.1(b).

“Seller Indemnitors” has the meaning set forth in Section 11.1(a).

“Seller Losses” has the meaning set forth in Section 11.1(b).

“Shares” has the meaning set forth in Section 2.1.

“Software” means computer programs or data in computerized form, whether in object code, source code or other form.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” means any Person in which any ownership interest is owned, directly or indirectly, by another Person.

“Tax Claim” has the meaning set forth in Section 8.1(d).

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon the Company.

“Termination Date” has the meaning set forth in Section 10.1(b)(i).

“Third-Party Claim” has the meaning set forth in Section 11.3(a).

“Third-Party Intellectual Property Rights” means Intellectual Property Rights in which a Person other than the Company has any ownership interest.

“Transfer Taxes” has the meaning set forth in Section 8.2.

“Treasury Regulations” means the rules and regulations under the Code.

“Underwriting Agreement” means the underwriting agreement dated as of the date hereof between Parent and Hoare Govett Limited relating to the Equity Offering.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Welfare Benefits” has the meaning set forth in Section 7.7(d).

II. Purchase of Shares and Closing

2.1 Purchase and Sale; Purchase Price. At the Closing and on the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Company Common Stock”). The aggregate consideration for the Shares (the “Purchase Price”) is FIFTY MILLION DOLLARS ($50,000,000).

2.2 The Closing. The closing of the transactions contemplated by this Agreement (“Closing”) will take place in two stages in accordance with the following provisions of this Section 2.2:

(a) Escrow Completion will be effected on the Escrow Completion Date at the offices of the Buyer’s Attorneys at 250 Park Avenue, New York, New York 10177, at 10.00 a.m. New York City time, whereupon:

(i) each of Seller and Buyer will execute and deliver to Buyer’s Attorneys the Escrow Instruction Letter;

(ii) Seller will deliver the following items to Buyer’s Attorneys (other than (A) below and as set forth in (G) below, which will be delivered to Vinson & Elkins L.L.P.) (which will hold the same upon the terms set forth in the Escrow Instruction Letter):

(A) certificates representing all of the Shares, free and clear of all Encumbrances, duly endorsed or accompanied by duly executed stock powers;

(B) a copy of the resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of Seller;

(C) the minute books, stock transfer records, corporate seal and other materials related to the corporate administration of the Company;

(D) resignations in writing (effective as of the Closing Date) from such of the officers and directors of the Company as Buyer may have requested not less than 10 days prior to the Escrow Completion Date;

(E) duly executed copies of all Required Consents (on terms that such consents shall be conditional upon and be effective as from Completion);

(F) an amendment to the Credit Agreement dated as of September 30, 2005, among Concentra, Guarantor, JPMorgan Chase Bank N.A., and certain other lenders (the “Credit Agreement”), which amendment will contain a consent by the lenders to the sale of the Shares contemplated hereunder;

(G) evidence of payment or cancellation of indebtedness of the Company that is to be paid or canceled prior to the Closing Date, as well as duly executed copies of all agreements, instruments, certificates and other documents necessary or appropriate, in the opinion of Buyer’s Attorneys, to release as of the Closing any and all Encumbrances against the assets of the Company (including the release of all guarantees listed on Schedule 2.2(a)(ii)(G) of the Disclosure Schedule), other than Permitted Encumbrances, provided, however, that all agreements, instruments, certificates and other documents releasing Encumbrances under the Credit Agreement or related documents shall be delivered to Vinson & Elkins L.L.P.;

(H) a written confirmation from AT&T Corp. and MCI Network Services, Inc. (d/b/a Verizon Business Services) that the services that are currently being provided to the Company on the date of this Agreement under the AT&T Voice/Data Services Service Order Attachment, effective November 17, 2004, and the Verizon Business Service Agreement, dated April 10, 2006, respectively, will not be terminated by reason of the consummation of the transactions contemplated by this Agreement; and

(I) a duly executed FIRPTA Statement.

(iii) Buyer and Parent will deliver or cause to be delivered to Seller:

(A) copies of the resolutions adopted by the boards of directors of each of Buyer and Parent authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of Buyer and Parent respectively;

(B) a copy of the resolutions adopted by the sole shareholder of Buyer approving the purchase of the Shares, certified by an appropriate officer of Buyer; and

(C) duly executed guarantees referred to in Section 7.8.

(b) Completion shall be effected at the offices of Buyer’s Attorneys at 250 Park Avenue, New York, New York 10177, at 10:00 a.m. New York City time on the second Business Day following the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that can only be satisfied at Closing) (the “Closing Date”) or at such other place and on such other date as may be mutually agreed by Seller and Buyer, in which case Closing Date means the date so agreed. The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(c) Subject to the conditions set forth in this Agreement, on the Closing Date:

(i) Seller will deliver to Buyer:

(A) a certificate of the Company dated the Closing Date stating that the conditions set forth in Sections 9.1(a) and (b) have been satisfied;

(B) certificates dated as of the most recent practicable date on or prior to the Closing as to the (i) good standing of the Company, executed by the appropriate officials of the State of Delaware and the State of Massachusetts, and (ii) existence of the Company, executed by the appropriate officials of the State of Connecticut and the State of New Hampshire; and

(C) such other certificates, documents and instruments that Buyer reasonably requests for the purpose of (1) evidencing the accuracy of Seller’s representations and warranties, (2) evidencing the performance and compliance by Seller with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 9.1 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

(ii) The Escrow Documents shall be released to Buyer in accordance with the terms of the Escrow Instruction Letter.

(iii) Buyer and Parent will deliver or cause to be delivered to Seller:

(A) a certificate of Buyer dated the Closing Date stating that the conditions set forth in Sections 9.2(a) and (b) have been satisfied;

(B) a copy of the resolutions adopted by a majority of the shareholders of Parent approving the transactions set out in this Agreement and the Equity Offering (“Parent Shareholder Approval”), certified by an appropriate officer of Parent; and

(C) such other certificates, documents and instruments that Seller or the Company reasonably requests for the purpose of (1) evidencing the accuracy of Buyer’s and Parent’s representations and warranties, (2) evidencing the performance and compliance by Buyer and Parent with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 9.2 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

(d) Subject to the conditions set forth in this Agreement, at the Closing Buyer will deliver to Seller an amount equal to the Purchase Price by wire transfer of immediately available funds to the account(s) specified by Seller in writing and delivered to Buyer not less than two Business Days prior to the Closing Date.

(e) All items delivered by the parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

III. Representations and Warranties of Seller

Seller represents and warrants to Buyer and Parent as follows, except as described in the Disclosure Schedule:

3.1 Title to Shares. Except as set forth in Schedule 3.1 of the Disclosure Schedule, Seller owns, of record and beneficially all of the Shares, free and clear of any Encumbrance other than Permitted Encumbrances. At Closing, Buyer will obtain good and valid title to the Shares free and clear of any Encumbrance.

3.2 Incorporation; Power and Authority. Seller is duly organized, validly existing and in good standing under the laws of the State of Massachusetts. Seller has all necessary power and authority to execute, deliver and perform this Agreement.

3.3 Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Seller has been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to the Remedies Exception.

3.4 No Claims. As of the date hereof, no claim, suit, action, proceeding or governmental investigation is pending or, to the Knowledge of Seller, threatened, against Seller or any of its Affiliates relating to this Agreement.

3.5 No Breach; Consents. The execution, delivery and performance of this Agreement by Seller will not (a) contravene any provision of the Organizational Documents of the Seller; (b) violate or conflict with any applicable Law, Governmental Order or Governmental Authorization; (c) except as set forth on Schedule 3.5 of the Disclosure Schedule, conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract or Governmental Authorization that is binding upon or enforceable against the Seller or any Governmental Authorization that is held by the Company; (d) result in the creation of any Encumbrance upon the Shares; or (e) require any Governmental Authorization.

3.6 Brokerage. No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Seller for which Buyer or the Company is or could become liable or obligated.

IV. Representations and Warranties Regarding the Company

Seller and Guarantor, jointly and severally, represent and warrant to Buyer and Parent as follows, except as described in the Disclosure Schedule:

4.1 Incorporation; Power and Authority.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary power and authority necessary to own, lease and operate its assets and to carry on its business as conducted and proposed to be conducted. The Company is duly qualified to do business as a foreign corporation in the States of Connecticut, Massachusetts and New Hampshire, which are the only jurisdictions in which the nature of its business or its ownership of property requires it to be so qualified.

(b) The Company is in compliance with all provisions of its Organizational Documents.

(c) The Company has no minutes of stockholders or board of directors meetings or written consents of stockholders or board of directors for the period between August 1999 to April 2002.

4.2 Valid and Binding Agreement. The execution, delivery and performance of this Agreement by the Company has been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Remedies Exception.

4.3 No Breach; Consents. The execution, delivery and performance of this Agreement by the Company will not (a) contravene any provision of the Organizational Documents of the Company; (b) violate or conflict with any Law, Governmental Order or Governmental Authorization; (c) except as set forth on Schedule 4.3 of the Disclosure Schedule, conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Material Contract that is binding upon or enforceable against the

Company or any Governmental Authorization that is held by the Company; (d) result in the creation of any Encumbrance upon the Company or any of the assets of the Company; or (e) require any Governmental Authorization.

4.4 Capitalization. The authorized capital stock of the Company consists solely of 1,000 shares of Company Common Stock, of which 100 shares are issued and outstanding, none of which are held in treasury. Schedule 4.4 of the Disclosure Schedule lists the share certificate numbers, repurchase or redemption rights for the Shares in favor of the Company and any limitations on the ability of the holder of such capital stock to vote or dispose of such shares. None of the Shares are “restricted stock” subject to vesting. All of the Shares are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third-party rights and in certificated form, and have been offered, sold and issued by the Company in compliance with applicable securities and corporate Laws and the Company’s Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. The rights and privileges of the Company Common Stock are set forth in the Company’s Organizational Documents or otherwise provided by Law. There is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contract of any character to which the Company is a party or by which it is bound obligating the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no registration rights agreements, no voting trust, proxy or other Contract and no restrictions on transfer with respect to any capital stock of the Company.

4.5 Subsidiaries. The Company does not own an interest in any Subsidiary.

4.6 Financial Statements.

(a) The unaudited balance sheet as of August 31, 2006 (“Latest Balance Sheet Date”) of the Company (the “Latest Balance Sheet”) and the unaudited statement of income of the Company for the eight-month period then ended (such statement and the Latest Balance Sheet, the “Latest Financial Statements”) and the unaudited balance sheet, as of December 31, 2005 (the “Last Fiscal Year End”) of the Company and the unaudited statement of income of the Company for each of the three years ended on the Last Fiscal Year End (such financial statements, collectively, the “Annual Financial Statements”) are based upon the books and records of the Company, and present fairly the financial position and results of operations of the Company at the respective dates and for the respective periods indicated, and have been prepared in accordance with GAAP consistently applied except that the Annual Financial Statements do not contain any notes, the cash flow statements, the statements of changes in shareholder equity or related items and the Latest Financial Statements are subject to year-end adjustments.

(b) The unaudited consolidated balance sheet as of June 30, 2006 of Guarantor (the “Latest Guarantor Balance Sheet”) and the unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of Guarantor for the six-month period then ended (such statements and the Latest Guarantor Balance Sheet, the “Latest Guarantor Financial Statements”) and the audited consolidated balance sheet, as of December 31, 2005 of Guarantor and the audited consolidated statement of income, changes in shareholders’ equity and cash flows, including the notes, of Guarantor for each of the three years ended on the Last Fiscal Year End are based upon the books and records of Guarantor and its consolidated Subsidiaries, have been prepared in accordance with GAAP consistently applied during the periods indicated and present fairly the financial position, results of operations and cash flows of Guarantor and its consolidated Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated, except that the Latest Guarantor Financial Statements may not contain all notes and are subject to year-end adjustments.

4.7 Absence of Undisclosed Liabilities. Except as reflected or expressly reserved against in the Latest Balance Sheet, the Company has no Liability except (a) a Liability that has arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business; (b) obligations under any Contract listed on the Disclosure Schedules or under a Contract not required to be listed on the Disclosure Schedules; (c) Liabilities that would not be required to be presented in unaudited interim financial statements prepared in conformity with GAAP; (d) Liabilities under this Agreement; (e) Liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement; (f) time in the Company’s FMLA bank (under which employees can be paid for the leave time they take which qualifies under the Family Medical Leave Act of 1993); or (g) liabilities that are not material to the financial condition or operating results of the Company, taken as a whole.

4.8 Books and Records. The books of account of the Company are complete and correct and have been maintained in accordance with sound business practices. Each transaction is properly and accurately recorded on the books and records of the Company. The Company maintains a system of internal accounting controls adequate to insure that it maintains no off-the-books accounts and that its assets are used only in accordance with its management directives. The minute books and stock or equity records of the Company, all of which have been made available to Buyer, are complete and correct. The minute books of the Company contain accurate records of all meetings held and actions taken by the holders of stock, the board of directors and committees of the board of directors of the Company, and no meeting of any such holders, board of directors or committees has been held for which minutes are not contained in such minute books. At the Closing, all such books and records will be in the possession of the Company.

4.9 Absence of Certain Developments. Except as set forth on Schedule 4.9 of the Disclosure Schedule, since the Last Fiscal Year End:

(a) there has not been any Material Adverse Effect;

(b) the Company has not sold, leased, licensed, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(c) other than in the Ordinary Course of Business, the Company has not entered into any Contract (or series of related Contracts) involving annual payments by or to the Company of more than $150,000 individually or in the aggregate;

(d) no party (including the Company) has accelerated, suspended, terminated, modified or canceled any Contract to which the Company is a party or by which it is bound that would have been a Material Contract at the time of any such action;

(e) no Encumbrance has been imposed on any assets of the Company except Permitted Encumbrances;

(f) other than in the Ordinary Course of Business, the Company has not acquired any equipment, third party software or other third party capital assets involving payments by the Company of more than $150,000;

(g) the Company has not (i) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $50,000 individually or in the aggregate or outside the Ordinary Course of Business or (ii) acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any Person;

(h) the Company has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money (including advances on existing credit facilities) or Capital Lease either involving more than $50,000 individually or $100,000 in the aggregate;

(i) the Company has not delayed, postponed or accelerated the payment of accounts payable or other Liability or the receipt of any accounts receivable, in each case outside the Ordinary Course of Business;

(j) other than in the Ordinary Course of Business, the Company has not canceled, compromised, waived or released any individual right or claim (or series of related rights or claims) involving more than $100,000;

(k) except incidental to the sale of products or services, the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights;

(l) there has been no change made or authorized in the Organizational Documents of the Company;

(m) the Company has not issued, sold or otherwise disposed of any of its capital stock or equity interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(n) the Company has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock or equity interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or split, combined or reclassified any outstanding shares of its capital stock other than the daily dividend or distribution of cash made in the Ordinary Course of Business;

(o) the Company has not experienced any damage, destruction or loss (whether or not covered by insurance) to its property in excess of $100,000 in the aggregate;

(p) except as contemplated by this Agreement, the Company has not entered into any employment or collective bargaining agreement, written or oral, or modified the terms of any such existing agreement;

(q) the Company has not granted any increase in the base compensation or made any other change in employment terms of any of its directors, officers or employees outside the Ordinary Course of Business;

(r) the Company has not adopted, amended, modified or terminated any Plan (or taken any such action with respect to any Plan);

(s) except as contemplated by this Agreement, the Company has not discharged or satisfied any Encumbrance or paid any liability, in each case with a value in excess of $50,000 individually, other than current liabilities paid in the Ordinary Course of Business;

(t) the Company has not disclosed to any Person, other than Buyer and authorized representatives of Buyer, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is listed on Schedule 4.9 of the Disclosure Schedule and is in full force and effect;

(u) the Company has not made any change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements as of the Last Fiscal Year End, except for changes required by GAAP; and

(v) except as contemplated by this Agreement, the Company has not committed to take any of the actions described in this Section 4.9.

4.10 Property.

(a) The real properties demised by the leases listed on Schedule 4.10 of the Disclosure Schedule constitute all of the real property leased (whether or not occupied and including any leases assigned or leased premises sublet for which the Company remains liable), used or occupied by the Company.

(b) The Company does not own any real property.

(c) The leases of real property listed on Schedule 4.10 of the Disclosure Schedule as being leased by the Company (the “Leased Real Property”) are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the leases for the term listed on Schedule 4.10 of the Disclosure Schedule. The Leased Real Property is subject to no ground lease, master lease, mortgage, deed of trust or other Encumbrance or interests that would entitle the holder thereof to interfere with or disturb use or enjoyment of the Leased Real Property or the exercise by the lessee of its rights under such lease so long as the lessee is not in default under such lease.

(d) Each Leased Real Property has access sufficient for the conduct of the business as conducted or as proposed to be conducted by the Company on such Leased Real Property to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas, telephone, fiberoptic, cable television, and other utilities used in the operation of the business at that location. To the Knowledge of Seller, the Company is not in violation of any applicable zoning ordinance or other Law relating to the Leased Real Property, and the Company has not received any notice of any such violation.

(e) The Company has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used by it, located on its premises or shown in the Latest Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances listed on Schedule 4.10(e) of the Disclosure Schedule and properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet.

(f) The buildings, improvements, building systems, machinery, equipment and other tangible assets and properties used in the conduct of the business of the Company are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. Each such asset is suitable for the purposes for which it is used, is free from defects (patent and latent), and has been maintained in accordance with normal industry practices. Except as set forth on Schedule 4.10(f) of the Disclosure Schedule, the Company owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets and properties necessary for the conduct of its business as conducted.

(g) The fixed asset listing attached as Schedule 4.10(g) of the Disclosure Schedule includes all material buildings, machinery, equipment and other tangible assets and properties of the Company as of the date of the Latest Balance Sheet.

4.11 Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books of account, are valid, have arisen from bona fide transactions in the Ordinary Course of Business, are subject to no setoff or counterclaim, and are current and collectible. Such notes and accounts receivable will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts on the face of the Latest Balance Sheet as adjusted in the Company’s books of account for the passage of time through the Closing Date in the Ordinary Course of Business. Schedule 4.11 of the Disclosure Schedule sets forth the accounts receivable aging schedule for the Company as of September 30, 2006.

4.12 Tax Matters.

Except with respect to Taxes or Returns of a Consolidated Group:

(a) The Company has (i) timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes, each of which was correctly completed and accurately reflected any liability for Taxes of the Company covered by such Return, (ii) timely and properly paid (or had paid on its behalf) all Taxes imposed on the Company that have become due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established in the Company’s books of account, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes imposed on the Company that have not yet become due and payable and (iv) complied with all applicable Laws relating to the withholding of Taxes and the payment thereof.

(b) There are no Encumbrances for Taxes upon any assets of the Company, except Encumbrances for Taxes not yet due.

(c) The Company has not requested any extension of time within which to file any Return, which Return has not since been filed.

(d) No deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending. Except as set forth on Schedule 4.12(d) of the Disclosure Schedule, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes imposed on the Company or any Return filed by the Company for any Tax year subsequent to the year ended December 31, 2002 nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company, in writing or otherwise to the Knowledge of Seller, by any Governmental Entity regarding any such Tax, audit or other proceeding, or, to the Knowledge of Seller, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. There are no outstanding subpoenas or requests for information with respect to any of the Returns of the Company. The Company has not entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.

(e) To the Knowledge of Seller, the Company does not have any material liability for Taxes in a jurisdiction where it does not file a Return, nor has the Company received notice, in writing or otherwise to the Knowledge of Seller, from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(f) The Company is not a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transaction contemplated by this Agreement will not be a factor causing payments to be made by the Company that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(g) No property of the Company is (i) property that the Company is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986), (ii)”tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(h) The Company will not be required to include in any period beginning after the Closing Date any income resulting from an adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of Law) by reason of a voluntary change in accounting method or otherwise made with respect to a tax period beginning prior to the Closing Date, and the IRS has not proposed any such adjustment or change in accounting method.

(i) The Company is not a party to any Tax allocation or sharing agreement.

(j) The Company (i) has not been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which was Concentra) and (ii)

does not have any liability for the Taxes of any Person (other than Concentra and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise.

(k) The Company does not constitute either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) that took place during the two-year period ending on the date of this Agreement or (ii) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of the Shares.

(l) None of the indebtedness of the Company constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code, and none of the interest on any such indebtedness will be disallowed as a deduction under any other provision of the Code.

(m) The Company has not engaged in any transaction that is subject to disclosure under present or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.

(n) The Company has not been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired.

4.13 Intellectual Property Rights.

(a) Schedule 4.13(a)(i) of the Disclosure Schedule lists and describes all Owned Intellectual Property Rights that are Registered Intellectual Property Rights that are material to the Company’s business as of the date of this Agreement. Schedule 4.13(a)(ii) of the Disclosure Schedule lists all Contracts relating to Licensed-In Intellectual Property Rights (other than Off-the-Shelf Software) that are material to the Company’s business as of the date of this Agreement and describes the Licensed-In Intellectual Property Rights covered by such Contracts. The Owned Intellectual Property Rights and the Licensed-In Intellectual Property Rights constitute all material Intellectual Property Rights necessary for the business of the Company as conducted as of the date of this Agreement.

(b) The Company owns all right, title and interest in the Owned Intellectual Property Rights free and clear of all Encumbrances, except for those licenses of the Owned Intellectual Property Rights to Persons, payments for use or support of the Owned Intellectual Property Rights and other Encumbrances made in the Ordinary Course of Business or as listed on Schedule 4.13(b)(i) of the Disclosure Schedule. Except as set forth on Schedule 4.13(b)(i) of the Disclosure Schedule, the Guarantor is the official and sole owner of record of all Owned Intellectual Property Rights that are Registered Intellectual Property Rights. Except as set forth on Schedule 4.13(b)(ii) of the Disclosure Schedule, to the Knowledge of Seller, no Owned Intellectual Property Right has been infringed by any Person. The Company’s current and former employees are typically required to execute confidentiality agreements. No employee or former employee or independent contractor of the Company has made any claim with respect to any Owned Intellectual Property Right of the Company.

(c) To the Knowledge of Seller, all Owned Intellectual Property Rights are valid and enforceable. Except as set forth on Schedule 4.13(c)(i) of the Disclosure Schedule, no Person has asserted that any Owned Intellectual Property Right is invalid or not enforceable. Except as set forth on Schedule 4.13(c)(ii) of the Disclosure Schedule, all Owned Intellectual Property Rights that are Registered Intellectual Property Rights are in full force and effect, and there are no actions required within 120 days of the date hereof to keep such rights pending or in effect, including payment of filing, examination, annuity, and maintenance fees and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken, and no such Registered Intellectual Property Right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such rights. Except as set forth on Schedule 4.13(c)(iii) of the Disclosure Schedule, to the Knowledge of Seller, all products covered by Owned Intellectual Property Rights that are Registered Intellectual Property Rights and all usages of Owned Intellectual Property Rights that are Registered Intellectual Property Rights have been marked with the appropriate indicia of ownership by the Company.

(d) Reasonable precautions have been taken to protect the secrecy, confidentiality and value of the trade secrets and all other proprietary information used by the Company including the implementation and enforcement of policies that inform employees and independent contractors of the proprietary and confidential nature of such information and the obligation to maintain such information in a confidential manner. To the Knowledge of Seller, there has been no breach or other violation of such agreements. To the Knowledge of Seller, the Company has the right to use all trade secrets and other proprietary information currently used in its business, subject to any Contract relating to Licensed-In Intellectual Property Rights. Except as set forth on Schedule 4.13(d) of the Disclosure Schedule, to the Knowledge of Seller, no trade secret or other proprietary information has been used, divulged or appropriated either for the benefit of any Person other than the Company or to the detriment of the Company.

(e) Except as set forth on Schedule 4.13(e) of the Disclosure Schedule, to the Knowledge of Seller, the Company has taken no action, or failed to take an action, that might have the effect of estopping or otherwise limiting its right to enforce Owned Intellectual Property Rights against any Person.

(f) The Company has no present expectation or intention of not fully performing any obligation pursuant to any license; and, to the Knowledge of Seller, there is no breach, anticipated breach or default by any other party to any license. Except as set forth on Schedule 4.13(f) of the Disclosure Schedule, there are no material renegotiations of, attempts to renegotiate, demands for or outstanding rights to renegotiate any license. The Software constitutes the only Licensed-In Intellectual Property Rights in use by the Company that are material to the Company’s business as of the date of this Agreement.

(g) Except as set forth on Schedule 4.13(g) of the Disclosure Schedule, to the Knowledge of Seller, the Company has not infringed, misappropriated or otherwise violated any Third-Party Intellectual Property Rights. Except as set forth on Schedule 4.13(g) of the

Disclosure Schedule, as of the date of this Agreement, the Company has not received any notice of any infringement, misappropriation or violation by the Company of any Third-Party Intellectual Property Right. Except as set forth on Schedule 4.13(g) of the Disclosure Schedule, to the Knowledge of Seller, no infringement, misappropriation or violation of any Third-Party Intellectual Property Right has occurred with respect to products or services sold by the Company pursuant to this Agreement or with respect to the products or services under development or with respect to the conduct of the business of the Company as conducted as of the date of this Agreement.

(h) Except as set forth on Schedule 4.13(h)(i) of the Disclosure Schedule, all Software that is used by the Company or is present at any facility or on any equipment of the Company is owned by the Company or is subject to a current license agreement or Contract that covers all use of the Software in the business of the Company, as conducted as of the date of this Agreement, except as would not otherwise have a Material Adverse Effect. To the Knowledge of Seller, the Company has the right to use the Software used in its business as it is being used, without any conflict with the rights of others. The Company is not in breach of any license to, or license of, any Software, except as would not otherwise have a Material Adverse Effect. Except as set forth on Schedule 4.13(h)(ii) of the Disclosure Schedule, following the Closing, and to the extent such rights were available to the Company prior to the Closing, the Company will have the right to operate the Software necessary for the conduct of the Company’s business as it is conducted as of the date of this Agreement.

(i) Seller agrees to disclose any material changes in the representations and warranties made by it in this Section 4.13 between the date of this Agreement and the Closing Date in a Disclosure Supplement.

4.14 Material Contracts.

(a) Schedule 4.14 of the Disclosure Schedule lists the following Contracts to which the Company is a party or subject or by which it is bound that are currently in effect (with the Contracts required to be listed on Schedule 4.14 of the Disclosure Schedule, the “Material Contracts”):

(i) each employment, agency, collective bargaining or consulting Contract;

(ii) each Contract with any Insider;

(iii) each distributor, reseller, OEM, dealer, manufacturer’s representative, broker, sales agency, advertising agency, finder’s, manufacturing or assembly Contract that has had aggregate annual payments in excess of $100,000 in any fiscal year since January 1, 2003 to the date of this Agreement;

(iv) each franchise agreement;

(v) each Contract or group of related Contracts with the same party for the purchase of products or services that has had aggregate annual payments in excess of $200,000 in any fiscal year since January 1, 2003 to the date of this Agreement;

(vi) each Contract or group of related Contracts with the same party for the sale of products or services with an undelivered balance in excess of $500,000;

(vii) each lease of real property;

(viii) each lease of personal property with aggregate annual payments in excess of $50,000;

(ix) each Contract for the sale of any capital assets;

(x) each Contract for capital expenditures in excess of $150,000;

(xi) each Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of the Company;

(xii) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

(xiii) each Contract relating to any surety bond or letter of credit required to be maintained by the Company;

(xiv) each partnership or joint venture agreement;

(xv) each Contract providing for the development of any products, Software or Intellectual Property Rights by, for or with any third party that has had aggregate annual payments in excess of $50,000 in any fiscal year since January 1, 2003 to the date of this Agreement;

(xvi) each Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit the Company from engaging in its business, as such business is currently conducted, anywhere in the world;

(xvii) each Contract relating primarily to confidentiality or non-disclosure;

(xviii) each Capital Lease in excess of $50,000;

(xix) each Contract that has had aggregate annual payments in excess of $250,000 in any fiscal year since January 1, 2003 to the date of this Agreement that is terminable by any other party upon a change of control of the Company or upon the failure of the Company to satisfy financial criteria specified in such Contract;

(xx) each power of attorney that is currently in effect; and

(xxi) each other Contract of the Company not entered into in the Ordinary Course of Business which involves future payments by or to the Company in excess of $150,000 or that is material to the business, financial condition or results of operations of the Company.

(b) Each Material Contract is valid and binding on the Company, currently in force and enforceable against the Company and, to the Knowledge of Seller, the other parties thereto in accordance with its terms, subject to the Remedies Exception. The Company has performed all material obligations required to be performed by it in connection with each Material Contract. The Company has not received any notice of any claim of default by it under or termination of any Material Contract. The Company has no present expectation or intention of not fully performing any obligation pursuant to any Material Contract, and there is no breach, anticipated breach or default by the Company or, to Seller’s Knowledge, any other party to any Material Contract. There is no renegotiation of, attempt to renegotiate or outstanding right to renegotiate any material terms of any Material Contract and no Person has made written demand for such renegotiation. The Company has no obligation to refund payments received for work not yet performed under a Material Contract where the percentage of work completed is less than the percentage of revenues received to date.

4.15 Litigation. Except as set forth on Schedule 4.15 of the Disclosure Schedule, no Litigation is pending or, to the Knowledge of Seller, threatened against the Company. The Company is not subject to any outstanding Governmental Order.

4.16 Insurance.

(a) The Company has at all times maintained insurance, either directly or as an additional named insured, relating to its business and covering property, fire, casualty, liability, workers’ compensation and all other forms of insurance customarily obtained by businesses in the same industry. Such insurance (i) is in full force and effect, (ii) is sufficient for compliance with all requirements of applicable Law and of any Contract to which the Company is subject, (iii) is valid and enforceable, and (iv) provides adequate insurance coverage for the activities of the Company. Schedule 4.16(a) of the Disclosure Schedule lists each policy of insurance in effect. Each of the insurance policies set forth on Schedule 4.16(a) of the Disclosure Schedule is held by Concentra Inc. and the Company is listed as an additional named insured on each such policy.

(b) Schedule 4.16(b) of the Disclosure Schedule lists since January 1, 2004, a summary of the loss experience under each policy involving any claim in excess of $25,000, setting forth (i) the name of the claimant, (ii) a description of the policy by insurer, type of insurance and period of coverage or whether it was self-insured and (iii) the amount and a brief description of the claim.

4.17 Compliance with Laws; Governmental Authorizations.

(a) The Company is in compliance in all material respects with all applicable Laws and Governmental Orders. For purposes of this Section 4.17(a), the term “applicable Laws” shall not include any applicable Laws relating to labor or employment or the subject matter of Section 4.20.

(b) The Company has in full force and effect all Governmental Authorizations necessary to conduct its business and own and operate its properties as currently conducted and operated. Schedule 4.17(b) of the Disclosure Schedule lists each Governmental Authorization held by the Company. The Company has complied in all material respects with all Governmental Authorizations applicable to it.

(c) The Company has not offered, authorized, promised, made or agreed to make any gifts, payments or transfers of property of any kind (other than incidental gifts of nominal value) in connection with any actual or proposed transaction, except as required or permitted by the Laws of each applicable jurisdiction and in each such case has complied with the U.S. Foreign Corrupt Practices Act.

(d) The Company is not required to file, and has not filed, any form, report, schedule, proxy statement or other document with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

4.18 Environmental Matters.

(a) The Company is, and since June 4, 1997 has been, in compliance with all Environmental Laws, and the Company has not received any written or, to the Knowledge of Seller, oral communication alleging that the Company is in violation of, or may have liability under, any Environmental Law.

(b) The Company possesses and is in compliance in all material respects with all Permits required under Environmental Laws for the conduct of its operations and the Company has not been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any such Permit.

(c) There are no Environmental Claims pending or, to the Knowledge of Seller, threatened against the Company.

(d) There has been no Leak of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against the Company or against any Person whose liabilities for such Environmental Claims the Company has, or may have, retained or assumed, either contractually or by operation of Law.

(e) There are no aboveground or underground storage tanks or known or suspected asbestos-containing materials on, under or about property operated or leased by the Company, nor, to the Knowledge of Seller, were there any underground storage tanks on, under or about any such property in the past.

(f) To the Knowledge of Seller, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that could reasonably be expected to form the basis of an Environmental Claim against the Company.

4.19 Warranties. Schedule 4.19 of the Disclosure Schedule lists all claims pending or, to the Knowledge of Seller, threatened for product liability or breach of any warranty relating to any products sold or services performed by the Company. Except as listed on Schedule 4.19 of the Disclosure Schedule, none of the products manufactured, sold, leased or delivered by the Company has been the subject of any product recall or return (whether voluntary or involuntary) during the past five years.

4.20 Employees.

(a) Schedule 4.20(a) of the Disclosure Schedule lists each employee of the Company as of the date specified on such schedule, which date is within ten Business Days prior to the date of this Agreement, states the total number of employees and indicates for each such employee, and in the aggregate, full-time, part-time and temporary status, and Schedule 4.20(a) of the Disclosure Schedule does not reflect any turnover of employees since such date.

(b) Schedule 4.20(b)(i) of the Disclosure Schedule lists each salaried employee of the Company as of the date specified on such schedule, which date is within ten Business Days prior to the date of this Agreement, and shows for each such employee annual salary, any other compensation payable (including compensation payable pursuant to bonus, incentive, deferred compensation or commission arrangements), date of employment and position. Except as set forth on Schedule 4.20(b)(ii) of the Disclosure Schedule, to the Knowledge of Seller, no executive employee of the Company and no group of employees of the Company has any plans to terminate his, her or their employment. The Company is in compliance in all material respects with all applicable Laws relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers compensation, unemployment, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act or applicable state law. The Company has no material labor relations dispute pending or, to the Knowledge of Seller, threatened and its labor relations are satisfactory. Schedule 4.20(b)(iii) of the Disclosure Schedule sets forth all outstanding workers’ compensation claims pending against the Company as of the date specified on such schedule, which date is within 10 Business Days prior to the date of this Agreement. Schedule 4.20(b)(iii) of the Disclosure Schedule will be updated through a Disclosure Supplement to present the information required by this Section 4.20(b)(iii) to a date within 10 Business Days prior to the Closing Date. To the Knowledge of Seller, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company.

(c) No employee of the Company holds a temporary work authorization, including H-1B, L-1, F-1 or J-1 visas or work authorizations.

(d) The Company has no liability under any employment, termination or severance Contract toward any terminated former employee of the Company. The transactions contemplated by this Agreement will not cause the Company to incur or suffer any liability relating to, or obligation to pay, severance or other termination payment to any Person.

(e) The Company has not made any material loans (except advances for business travel, lodging or other expenses in the Ordinary Course of Business) to any employee of the Company.

(f) Except as disclosed in Schedule 4.20(f) of the Disclosure Schedule, within the last five years, the Company has not experienced and, to the Knowledge of Seller, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state law. Except as disclosed in Schedule 4.20(f) of the Disclosure Schedule, no grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the Knowledge of Seller, threatened. Except as disclosed in Schedule 4.20(f) of the Disclosure Schedule, no Litigation is pending or, to the Knowledge of Seller, threatened respecting or involving any applicant for employment, any current employee or any former employee, or any class of the foregoing, including:

(i) the Equal Employment Opportunity Commission or any other corresponding state or local fair employment practices agency relating to any claim or charge of discrimination or harassment in employment;

(ii) the United States Department of Labor or any other corresponding state or local agency relating to any claim or charge concerning hours of work, wages or employment practices;

(iii) the Occupational Safety and Health Administration or any other corresponding state or local agency relating to any claim or charge concerning employee safety or health;

(iv) the Office of Federal Contract Compliance or any corresponding state agency; and

(v) the National Labor Relations Board or any corresponding state agency, whether relating to any unfair labor practice or any question concerning representation.

(g) No employee of the Company is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated.

(h) The Company has paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.

(i) There has been no mass lay-off or other termination of employees undertaken by or on behalf of the Company in the past two years which would create any obligations or liabilities under the WARN Act or similar laws.

4.21 Employee Benefits.

(a) Schedule 4.21(a) of the Disclosure Schedule lists all Plans by name. True, correct and complete copies of each of the Plans and related trust, funding and administrative services documents and favorable determination letters, if applicable, have been furnished or made available to Buyer or its representatives, along with the most recent report filed on Form 5500 and summary plan descriptions with respect to each Plan required to file a Form 5500.

(b) Schedule 4.21(b) of the Disclosure Schedule lists each employee of the Company who is, as of the date specified on such schedule, which date is within ten Business Days prior to the date of this Agreement, (i) absent from active employment due to short or long term disability, (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state Law, (iii) absent from active employment on any other leave or approved absence (together with the reason for each leave or absence) or (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment). Schedule 4.21(b) of the Disclosure Schedule will be updated through a Disclosure Supplement to present the information required by this Section 4.21(b) as of a date within 10 Business Days prior to the Closing Date.

(c) (i) All Plans intended to be Tax qualified under Section 401(a) or Section 403(a) of the Code are so qualified, (ii) all trusts established in connection with Plans intended to be Tax exempt under Section 501(a) or (c) of the Code are so Tax exempt, (iii) to the extent required either as a matter of Law or to obtain the intended Tax treatment and Tax benefits, all Plans comply in all respects with the requirements of ERISA and the Code, (iv) all Plans have been administered in accordance with the documents and instruments governing the Plans, (v) all reports and filings with Governmental Entities (including the Department of Labor, the IRS, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made, (vi) all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made and (vii) the Company has made a good faith effort to comply with the reporting and taxation requirements for FICA taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.

(d) (i) All contributions, premium payments and other payments required to be made in connection with the Plans have been made, (ii) a proper accrual has been made on the books of account of the Company for all contributions, premium payments and other payments due in the current fiscal year, (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise) and (iv) with respect to each Plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code, the Company is not liable for any “accumulated funding deficiency” as that term is defined in Section 412 of the Code and the projected benefit obligations do not exceed the assets of the Plan.

(e) The consummation of the transactions contemplated by this Agreement will not (i) cause any Plan to increase benefits payable to any participant or beneficiary, (ii) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, benefit or award or (iii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

(f) (i) No Litigation is pending with regard to any Plan other than routine uncontested claims for benefits, (ii) no Plan is currently under examination or audit by the Department of Labor, the IRS or the Pension Benefit Guaranty Corporation, (iii) the Company has no actual or potential liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating, (iv) the Company has no actual or potential liability under Section 4201 et seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan and (v) with respect to the Plans, the Company has no liability that could reasonably be expected to result in a Material Adverse Effect (either directly or as a result of indemnification) for (and the transactions contemplated by this Agreement will not cause any liability for): (A) any excise Taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other Section of the Code, (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law; (vi) all accruals required under FAS 106 and FAS 112 have been properly accrued on the Latest Financial Statements, (vii) no condition, agreement or Plan provision limits the right of the Company to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA) and (viii) the Company has no liability for life insurance, death or medical benefits after separation from employment other than (A) death benefits under the Plans and (B) health care continuation benefits described in Section 4980B of the Code.

4.22 Customers. Schedule 4.22 of the Disclosure Schedule lists the 10 largest customers of the Company for each of the last two fiscal years and for the interim period ended on the Latest Balance Sheet Date and sets forth opposite the name of each such customer the percentage of gross sales by the Company attributable to such customer for each such period. No customer listed on Schedule 4.22 of the Disclosure Schedule has given written notice that it will stop or decrease the rate of business done with the Company.

4.23 Suppliers. Schedule 4.23 of the Disclosure Schedule lists the 10 largest suppliers of the Company for each of the last two fiscal years and for the interim period ended on the Latest Balance Sheet Date and sets forth opposite the name of each such supplier the approximate dollar value of purchases by the Company attributable to such supplier for each such period. No supplier listed on Schedule 4.23 of the Disclosure Schedule has given written notice that it will stop or decrease the rate of business done with the Company.

4.24 Affiliate Transactions. Except as disclosed on Schedule 4.24 of the Disclosure Schedule, no Insider has any Contract with the Company (other than agreements regarding such Person’s employment not represented by a written Contract and terminable at will), any loan to or from the Company or any interest in any assets (whether real, personal or mixed, tangible or intangible) used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). No officer, director or stockholder of the Company has any direct or indirect interest in any competitor, supplier or customer of the Company or any Person from whom or to whom the Company leases any property.

4.25 Brokerage. No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company for which Buyer or the Company is or could become liable or obligated.

4.26 Availability of Documents. Seller has made available to Buyer correct and complete copies of the items referred to in the Disclosure Schedule or in this Agreement (and in the case of any items not in written form, a written description thereof).

4.27 Disclosure. None of the representations and warranties contained in this Agreement, the Disclosure Schedule or any Disclosure Supplement contain any untrue statement or omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

V. Representations and Warranties of Buyer

Buyer represents and warrants to Seller and Guarantor as follows:

5.1 Incorporation; Power and Authority. Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with all necessary power and authority to execute, deliver and perform this Agreement.

5.2 Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and Parent have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and Parent and constitutes the valid and binding obligation of Buyer and Parent, enforceable against them in accordance with its terms, subject to the Remedies Exception.

5.3 No Breach; Consents. The execution, delivery and performance of this Agreement by Buyer and Parent will not (a) contravene any provision of the Organizational Documents of Buyer or Parent; (b) violate or conflict with any Law, Governmental Order or Governmental Authorization; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Buyer or Parent or any Governmental Authorization that is held by Buyer or Parent; or (d) require any Governmental Authorization.

5.4 Brokerage. No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Buyer for which Seller is or could become liable or obligated.

5.5 Investment Intent. Buyer is acquiring the Shares for its own account for investment purposes, and not with a view to the distribution thereof within the meaning of Section 2(11) of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

VI. Agreements of the Seller

6.1 Conduct of the Business. Except as otherwise expressly permitted by this Agreement, as set forth on Schedule 6.1 of the Disclosure Schedule or with Buyer’s prior written consent, Seller will cause the Company to observe the following provisions to and including the Closing Date:

(a) the Company will conduct its business only in, and will not take any action except in, the Ordinary Course of Business and in material compliance with applicable Law;

(b) the Company will not amend or modify any Material Contract or enter into any Contract that would have been a Material Contract if such Contract had been in effect on the date of this Agreement, except that the Company may enter into Contracts with vendors or customers in the Ordinary Course of Business;

(c) the Company will (i) use its commercially reasonable efforts to preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii), subject to applicable Laws, confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations as requested by Buyer and (iii) not take any action that would render, or that would reasonably be expected to render, any representation or warranty made by Seller in this Agreement untrue in any material respect;

(d) except in the Ordinary Course of Business, the Company will not use extraordinary selling efforts that would have the effect of accelerating sales prior to the time reasonably expected, through offering of discounts, shipment of goods prior to anticipated shipping dates or otherwise;

(e) the Company will not, except with respect to Taxes or Returns of a Consolidated Group, (i) make or rescind any express or deemed election or take any other discretionary position relating to Taxes, (ii) amend any Return of the Company, (iii) settle or compromise any Litigation relating to Taxes or (iv) change any of its methods of reporting income or deductions for federal or state income tax purpose from those employed in the preparation of the last filed federal or state income tax returns of or including the Company, which change would have the effect of materially increasing the liability of the Company for income Taxes for any taxable period beginning on or after the Closing Date; provided, however, that the Company may make a change described in subsection (iv) hereof without the consent of Buyer if Seller agrees to indemnify Buyer and the Company for any such material increase in the liability of the Company for income taxes which results from such change;

(f) the Company will not change any of its methods of accounting in effect on the date of the Latest Balance Sheet Date, other than changes required by GAAP; and

(g) the Company will not cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

6.2 Notice of Developments; Disclosure Supplements. Seller will promptly notify Buyer of (i) the occurrence of any Material Adverse Effect and (ii) the commencement of or written threat of Litigation which challenges the transactions contemplated in this Agreement. Seller will promptly notify Buyer in writing if it should discover that any representation or warranty made by it in this Agreement was when made or will be on the Closing Date, untrue in any material respect. From time to time prior to the Closing, Seller shall amend or supplement the Disclosure Schedules as expressly provided herein or with respect to any matter which may arise hereafter and (a) which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described on the Disclosure Schedules or (b) which makes it necessary to correct any information in the Disclosure Schedules or in any representation or warranty of Seller which has been rendered inaccurate thereby (each, a “Disclosure Supplement”). No matter disclosed in a Disclosure Supplement shall (x) form the basis of any right of termination of this Agreement by Buyer or (y) subject to Section 11.1(a), be deemed to cure any breach of any of Seller’s representations or warranties contained in this Agreement.

6.3 Pre-Closing Access. Through the Closing Date, Seller will cause the Company to afford to Buyer and its authorized representatives reasonable access at Buyer’s expense and at all reasonable times and upon reasonable notice to the facilities, offices, properties, books, business and financial records, officers, business plans, budgets and projections and other information of the Company, the Company’s independent accountants, and otherwise provide such assistance as may be reasonably requested by Buyer in order that Buyer has an opportunity to make such investigation and evaluation as it reasonably desires to make of the business and affairs of the Company, all in a manner that shall to the maximum extent practicable minimize disruptions to the Company’s business and operations. In addition, Seller will cause the Company to cooperate fully (including providing introductions where necessary) with Buyer to enable Buyer to contact third parties, including employees, suppliers, customers and prospective customers of the Company and to offer employment to employees of the Company; provided that Buyer shall not contact such third parties without Seller’s prior consent, not to be unreasonably withheld, and, provided further, that Seller shall have the right to have a representative present at all meetings with such third parties. Subject to Law and on the terms of this Section 6.3, Buyer will have full access to the personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of the Company for the purpose of preparing for and conducting employment interviews with all Active Employees.

6.4 Payment of Revolving Note. On or prior to the Escrow Completion Date, the Company shall (i) repay in full all principal and accrued interest outstanding under the Revolving Credit Note, dated January 1, 2001 (the “Revolving Note”), and issued under the Facility Letter Agreement, dated January 1, 2001, between the Company and Concentra Managed Care Services, Inc., as assigned to FHM Business Corporation, as successor to CISI Business Corporation, as successor to Concentra Managed Care Business Trust (the “Facility Agreement”)

and (ii) upon repayment of the principal and accrued interest outstanding under the Revolving Note (the “Payoff Amount”), terminate the Facility Agreement. Guarantor shall contribute cash in an amount equal to the Payoff Amount to Seller, and Seller shall contribute such cash to the Company to permit the payoff of the Revolving Note indebtedness in full.

6.5 Agreements with Verizon, AT&T and Other Vendors. The Company will use commercially reasonable efforts to negotiate and enter into agreements with MCI Network Services, Inc. (d/b/a Verizon Business Services), AT&T Corp. and Continental Casualty Company on terms reasonably satisfactory to Buyer at or prior to the Closing. In addition, prior to the Closing, Guarantor and the Company will use commercially reasonable efforts to transfer to Buyer the software licenses and associated agreements with International Business Machines Corporation, Oracle USA, Inc. and Microsoft Corporation and their affiliates for the IBM Lotus Notes, Oracle Database and Microsoft Software licenses in use by the Company. Buyer understands and agrees that it will be responsible for any maintenance and support fees that may arise after the Closing to the extent not already pre-paid by Company. Parent understands that it will be responsible for any additional license fees that are incurred as a result of a failure to transfer the Software licenses. Parent and Buyer will reasonably cooperate with the Company and the service providers in connection with such negotiations and transfers, including, without limitation, providing such financial and other information regarding Parent and Buyer or financial guarantees as the Company or service provider reasonably requests to effect the intent of this provision.

6.6 Conditions. Seller and Guarantor will use their commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary under the terms of this Agreement or under applicable Laws to (a) consummate the transactions contemplated by the Escrow Completion and (b) satisfy the conditions to Closing set forth in Section 9.1 and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event on or prior to the Closing Date.

6.7 Consents and Authorizations; Regulatory Filings. Seller and Guarantor will use their respective commercially reasonable efforts to obtain, and will cause the Company to use its commercially reasonable efforts to obtain, (at no cost to Buyer, Parent, Seller, Guarantor or the Company), as soon as reasonably practicable after the date of this Agreement, all Consents and Governmental Authorizations listed on Schedule 6.7 of the Disclosure Schedule (the “Required Consents”). The Company will keep Buyer reasonably advised of the status of obtaining the Required Consents.

6.8 Error and Omission Insurance. Seller and Guarantor agree to procure, or reimburse Buyer or the Company for the procurement of, an error and omission policy covering professional liability claims that may be made against the Company for a period of twelve months after the Closing Date relating to events that occurred on or prior to the Closing Date. The coverage provided by such error and omission policy shall be of substantially the same scope as provided under the Company’s existing error and omission policy.

6.9 No Sale. Seller will not sell, pledge, transfer or otherwise place any Encumbrance on any Shares owned by Seller.

6.10 Release of Claims. Seller and its successors and assigns waive, release and agree not to bring any claim, demand, cause of action or proceeding, including any cost recovery action, relating to or arising from the operations of the Company before the Closing Date against Buyer under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any state equivalent or any similar Law now existing or hereinafter enacted.

6.11 Acknowledgments. Seller and Guarantor acknowledge and agree that Buyer and Parent do not make, and have not made, any representations or warranties relating to Buyer, Parent or otherwise other than those expressly set forth herein. Except as provided herein, no Person has been authorized by Buyer or Parent to make any representation or warranty relating to Buyer or Parent in connection with the transaction contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Buyer or Parent and shall not be deemed to have been made by Buyer or Parent.

VII. Agreements of Buyer and Parent

7.1 Conditions. Buyer and Parent will use their commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary under the terms of this Agreement or under applicable Laws to (a) consummate the transactions contemplated by the Escrow Completion and (b) satisfy the conditions to Closing and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event on or prior to the Closing Date.

7.2 Shareholder Approval. Parent will use its commercially reasonable efforts to deliver to its shareholders no later than November 9, 2006 a circular containing the unanimous recommendation of the directors of Parent to vote in favor of the resolutions referred to in Section 2.2(c)(iii)(B) (the “Parent Recommendation”). Parent shall duly take all lawful action to call, give notice of, convene and hold a meeting of Parent’s shareholders (the “Parent Shareholders Meeting”) as promptly as practicable after the date of this Agreement, for the purpose of obtaining the Parent Shareholder Approval and shall take all lawful action to solicit the Parent Shareholder Approval. The Board of Directors of Parent shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the Company the Parent Recommendation or (ii) take any action or make any statement in connection with the Parent Shareholders Meeting inconsistent with the Parent Recommendation.

7.3 Actions with Respect to Equity Offering. Parent shall, and shall cause its Affiliates to, act in good faith and use reasonable best efforts to complete the Equity Offering resulting in net proceeds of at least $50 million on or prior to December 29, 2006.

7.4 Access by Seller. Buyer and Parent shall, and shall cause the Company to, for a period of five (5) years after the Closing Date, during normal business hours, provide Seller and its designees and representatives, including attorneys and accountants, with such access to the books and records of the Company to the extent relating to the business of the Company prior to the Closing Date as may be reasonably requested by Seller, who shall be entitled, at its expense, to make extracts and copies of such books and records.

7.5 Agreement to Defend and Indemnify. For a period of six (6) years after the Closing Date, Parent and Buyer shall cause all rights to indemnification by the Company in effect as of the date hereof in favor of each present and former director, officer, employee, agent or representative of the Company as provided in the Company’s Organizational Documents to survive the Closing and to continue in full force and effect following the Closing Date with respect to events occurring on or prior to the Closing Date. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each of the parties described in this Section 7.5, their heirs and their personal representatives and shall be binding on all successors and permitted assigns of the Company, Buyer and Parent.

7.6 Compliance with WARN Act. Buyer agrees that, for a period of sixty (60) days after the Closing Date, it will not cause any of the employees of the Company as of the Closing Date to suffer “employment loss” for purposes of the WARN Act if such employment loss could create any liability for Seller or its Affiliates, unless Buyer or the Company delivers notices under the WARN Act in such a manner and at such time that Seller and its Affiliates bear no liability with respect thereto.

7.7 Employee Matters.

(a) Seller shall cause the participation by the Company in all employee benefit plans sponsored by Seller or any affiliate of Seller (other than any such plan sponsored solely by the Company) to terminate immediately prior to 11:59 p.m. New York City time on the Closing Date.

(b) Any employee of the Company who is on short-term or long-term disability leave immediately prior to 11:59 p.m. New York City time on the Closing Date shall remain covered by the short-term or long-term disability plan sponsored by Seller or an affiliate of Seller that covered the employee immediately prior to 11:59 p.m. New York City time on the Closing Date, pursuant to the terms of such plan (as may be amended).

(c) Effective as of 11:59 p.m. New York City time on the Closing Date, Buyer shall cause employees of the Company to become immediately eligible to participate in a group health plan maintained by Buyer or an affiliate of Buyer that provides medical and dental benefit coverage to the employees of the Company and eligible beneficiaries or dependents. Buyer shall cause each such welfare benefit plan or program applicable to the employees of the Company after 11:59 p.m. New York City time on the Closing Date to waive any pre-existing condition exclusion or restriction with respect to participation and coverage requirements.

(d) Claims of Company employees and their eligible beneficiaries and dependents for medical, dental, prescription drugs, vision, life insurance or other welfare benefits (other than disability as provided for in Section 7.7(b) (“Welfare Benefits”) that are incurred prior to 11:59 p.m. New York City time on the Closing Date shall be the sole responsibility of Seller and its affiliates and their welfare plans (subject to the terms of such plans). Claims of Company employees and their eligible beneficiaries and dependents that are incurred on and after 11:59 p.m. New York City time on the Closing

Date shall be the sole responsibility of Buyer and its affiliates and their welfare plans (subject to the terms of such plans). For purposes of this paragraph, a claim shall be considered incurred on the date the services are rendered or supplies are provided and not when the condition arose or when the course of treatment began.

(e) Through at least December 31, 2007, Buyer shall cause the Company to continue to allow Company employees to utilize any time that they may have remaining under the Company’s FMLA bank (under which employees can be paid for the leave time they take which qualifies under the Family and Medical Leave Act of 1993). Set forth on Schedule 7.7(e) of the Disclosure Schedule is a list of all employees (the “FMLA Employees”), as of the date of this Agreement, with time remaining in the Company’s FMLA bank. To the extent the aggregate value of such time utilized by the FMLA Employees from the Closing Date through December 31, 2007 (the “FMLA Period”) exceeds $23,546, Seller shall reimburse Buyer for the cost of such excess time based on the base salary of the relevant FMLA Employees who utilized their banked time. The aggregate value of such time utilized by the FMLA Employees shall be determined by adding the value of all leave time taken by each FMLA Employee which qualifies under the Family and Medical Leave Act of 1993 during the FMLA Period; provided, however, that the value of such leave time for each FMLA Employee may not exceed the amount set forth next to such employee’s employee ID number on Schedule 7.7(e) of the Disclosure Schedule.

(f) After the Closing Date, the Company will make cash payments to certain employees of the Company in accordance with the Transition Services Agreement attached hereto as Exhibit B (the “Bonuses and Noncompete Payments”) on the terms provided in those letter agreements among Guarantor, Parent and such individuals dated as of the date of this Agreement and/or the noncompetition agreements between the Company and such individuals. Guarantor shall be responsible for $241,940 of the Bonuses and Noncompete Payments, which shall be paid as provided in the Transition Services Agreement attached hereto as Exhibit B.

7.8 Guaranty of Real Property Leases. Prior to the Closing, Parent shall execute guarantees in favor of each landlord under the Company’s real property leases guaranteeing the payment and performance in full of the Company’s obligations under such leases after the Closing. Such guarantees shall be in a form acceptable to the landlord under such lease.

7.9 Acknowledgments. Buyer and Parent acknowledge and agree that Seller, Guarantor and the Company do not make, and have not made, any representations or warranties relating to Seller, Guarantor, the Company or the business of the Company or otherwise, in connection with the transactions contemplated hereby other than those expressly set forth herein and in the Disclosure Schedule and any Disclosure Supplement. It is understood that any cost estimate, projection or other prediction, any data, any financial information or any memoranda, including any materials provided by any representative of Seller, Guarantor or the Company are not and shall not be deemed to be or to include representations or warranties of Seller, Guarantor or the Company except to the extent that any such information, memoranda or materials are included in the Disclosure Schedule, any Disclosure Supplement or referred to in the representations and warranties set forth herein. Except as provided herein, no Person has been authorized by Seller, Guarantor or the Company to make any representation or warranty relating to Seller, Guarantor, the Company or the business of the Company or otherwise in connection with the transaction contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Seller, Guarantor or the Company and shall not be deemed to have been made by Seller, Guarantor or the Company.

VIII. Taxes

8.1 Tax Matters. The following provisions of this Section 8.1 shall apply notwithstanding any other provision of this Agreement.

(a) The Seller Indemnitors shall, jointly and severally indemnify the Company, Buyer, Parent, and any Affiliate of Buyer or Parent and hold them harmless from and against any Loss attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date (a “Pre-Closing Tax Period”) and the portion through the end of the Closing Date for any Straddle Period (determined in accordance with Section 8.1(c)); (ii) all Taxes of any Consolidated Group or any member of a Consolidated Group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation; and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date.

(b) Seller shall prepare and file (or cause to be prepared and filed) all Returns of any Consolidated Group. Seller shall prepare and file (or cause to be prepared and filed) all other Returns with respect to the Company for all periods ending on or prior to the Closing Date and for all Straddle Periods. With respect to each such Return for a Straddle Period, (i) not later than thirty (30) days following the end of such period, Buyer shall provide Seller with the requisite information regarding the portion of such Straddle Period beginning after the Closing Date to file such Return, (ii) Seller shall provide, at least thirty (30) days prior to filing such Return, a copy of such Return to Buyer for its review, comment and approval to the extent relating to the portion of the Straddle Period beginning after the Closing Date, (iii) such Return shall be prepared as required by applicable Law and in a manner consistent with Section 8.1(c) and with past practices, except as otherwise required by applicable Law and (iv) such Straddle Period Return shall not be filed without the prior written consent of Buyer of the portion of the Straddle Period beginning after the Closing Date, which consent shall not be unreasonably withheld.

(c) In order to apportion appropriately any Taxes relating to any taxable year or period that includes the Closing Date, the parties hereto shall, to the extent permitted under applicable Law, elect with the relevant Taxing authority to treat for all purposes the Closing Date as the last day of the taxable year or period of the Company. In any case where applicable Law does not permit the parties to treat the Closing Date as the last day of the taxable year or period, any portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year or period ended on the Closing Date;

(ii) in the case of Taxes not described in subparagraph (i) above that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire relevant period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediate preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant period; and

(iii) for purposes of determining such Taxes, exemptions, relief, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned in the manner specified in subparagraph (ii) above. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(d) Seller, on the one hand, and Parent and Buyer, on the other hand, shall promptly notify the other parties upon receipt of any notice of any Tax audit, assessment, claim or investigation (a “Tax Claim”) for which Seller Indemnitors may be liable. The failure promptly to give such notice shall not affect any Indemnified Party’s ability to seek indemnification hereunder unless such failure has materially and adversely affected the right of Seller to participate in and contest the Tax Claim. Notwithstanding any other provision in this Agreement, with respect to any Tax Claim relating to Taxes for which Seller Indemnitors may be liable, Seller shall control all proceedings; provided, however, that Seller shall not settle any such Tax Claim (other than a Tax Claim relating to a Tax or Return of a Consolidated Group) that may have the effect of materially increasing the Taxes of the Company for any Straddle Period or any Tax period beginning on or after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld; provided further that Seller will allow Buyer, the Company and their counsel to participate at their own expense in the defense of any such Tax Claim (other than a Tax Claim relating to a Tax or Return of a Consolidated Group); provided further that with respect to any Tax Claim relating to a Straddle Period and involving both Taxes for which Seller Indemnitors are liable and Taxes for which Seller Indemnitors are not liable, Buyer and Seller shall jointly control the defense of such Tax Claim and neither Buyer nor Seller shall enter into any compromise or agree to settle any claim pursuant to such proceeding without prior written consent of the other party, which consent shall not be unreasonably withheld.

(e) Buyer, Parent, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Returns filed after the Closing Date and any audit, litigation, or other proceeding with respect to Taxes; provided, however, that Buyer shall have final authority with respect to any such proceeding other than those described in Section 8.1(d). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Parent, Buyer, Seller and the Company agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, Parent or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other party so requests, the Company or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

(f) Buyer, Seller and Parent further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(g) All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(h) The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company for any Pre-Closing Tax Period shall be for the account of Seller. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company for any taxable period beginning on or after the Closing Date shall be for the account of Buyer. The amount or economic benefit of any refunds, credit or offset of Taxes of the Company for any Straddle Period shall be equitably apportioned between Seller and Buyer in accordance with the principles set forth in Section 8.1(c). Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive the amount or economic benefit of a refund, credit or offset to Tax pursuant to this Section 8.1(h) the amount of such refund or economic benefit within 30 days after such refund is received or such credit or offset is allowed or applied against another Tax liability, as the case may be.

8.2 Transfer and Sales Taxes. Seller shall pay one-half and Buyer shall pay one-half of all applicable documentary, sales, use, stamp, registration and such other Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (“Transfer Taxes”) incurred in connection with consummation of the transaction contemplated by this Agreement. Seller and Buyer will, file all necessary Returns and other documentation with respect to such Taxes, fees and charges required by applicable Law.

IX. Conditions to Closing

9.1 Conditions to Buyer’s Obligations. The obligation of each of Buyer and Parent to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in Buyer’s sole discretion (but no such waiver will waive any rights or remedy otherwise available to Buyer or Parent), of each of the following conditions at or prior to the Closing:

(a) The representations and warranties set forth in Article III and Article IV hereof which are qualified by materiality, Material Adverse Effect or words of similar effect shall be true and correct in all respects (i) as of the date of this Agreement and, (ii) as supplemented or amended by any Disclosure Supplements, at and as of the Closing Date as though then made (except to the extent that such representations and warranties expressly relate to a specific date in which case such representations and warranties shall be true and correct as of such date). The representations and warranties set forth in Article III and Article IV hereof which are not qualified by materiality, Material Adverse Effect or words of similar effect shall be true and correct in all material respects (i) as of the date of this Agreement and, (ii) as supplemented or amended by any Disclosure Supplements, at and as of the Closing Date as though then made (except to the extent that such representations and warranties expressly relate to a specific date in which case such representations and warranties shall be true and correct in all material respects as of such date);

(b) Seller will have performed and complied with each of its agreements contained in this Agreement in all material respects;

(c) Each Required Consent will have been obtained and be in full force and effect;

(d) No Litigation shall be pending (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, (iii) seeking to prohibit direct or indirect ownership, combination or operation by Buyer of any portion of the business or assets of the Company, or to compel Buyer or any of its Subsidiaries or the Company to dispose of, or to hold separately, or to make any change in any portion of the business or assets of Buyer or its Subsidiaries or of the Company, as a result of the transactions contemplated by this Agreement, (iv) seeking to require direct or indirect transfer or sale by Buyer of, or to impose material limitations on the ability of Buyer to exercise full rights of ownership of, any of the Shares or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on Buyer or the Company or any of their respective officers or directors;

(e) No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 9.1(d);

(f) No Person will have asserted or threatened in writing that, other than as set forth in the Disclosure Schedule, such Person is the owner of, or has the right to acquire or to obtain ownership of, any capital stock of, or any other voting, equity or ownership interest in, the Company;

(g) Seller will have delivered each of the agreements, certificates, instruments and other documents that it is obligated to deliver or cause to be delivered pursuant to Section 2.2(c)(i) and such agreements so delivered will be in full force and effect; and

(h) Parent shall have received net proceeds of not less than $50,000,000 in cleared funds pursuant to the Equity Offering and/or pursuant to the Underwriting Agreement.

9.2 Conditions to Seller’s Obligations. The obligation of Seller to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in Seller’s sole discretion (but no such waiver will waive any right or remedy otherwise available to Seller), of each of the following conditions at or prior to the Closing:

(a) The representations and warranties set forth in Article V hereof shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) at and as of the Closing Date as though then made;

(b) Buyer and Parent will have performed and complied with each of their agreements contained in this Agreement in all material respects;

(c) No Litigation shall be pending (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, (iii) seeking to prohibit direct or indirect ownership, combination or operation by Buyer of any portion of the business or assets of the Company, or to compel Buyer or any of its Subsidiaries or the Company to dispose of, or to hold separately, or to make any change in any portion of the business or assets of Buyer or its Subsidiaries or of the Company, as a result of the transactions contemplated by this Agreement, (iv) seeking to require direct or indirect transfer or sale by Buyer of, or to impose material limitations on the ability of Buyer to exercise full rights of ownership of, any of the Shares or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on Buyer or the Company or any of their respective officers or directors;

(d) No Law or Governmental Order will have been enacted, entered, enforced, promulgated, or issued by any Governmental Entity that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 9.2(c);

(e) Buyer will have delivered each of the agreements, certificates, instruments and other documents that it is obligated to deliver pursuant to Section 2.2(c)(iii) and such agreements so delivered will be in full force and effect at the Closing; and

(f) Seller shall have received the consent of the required lenders under the Credit Agreement, dated as of September 30, 2005, among Concentra, Guarantor, JPMorgan Chase Bank, N.A., and certain other lenders, to the transactions contemplated by this Agreement.

X. Termination

10.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by Seller, if

(i) the transactions contemplated by this Agreement will not have been consummated on or before December 31, 2006 (the “Termination Date”); provided, that Seller will not be entitled to terminate this Agreement pursuant to this Section 10.1(b)(i) if Seller’s, Guarantor’s or the Company’s breach of any representation or warranty or failure to comply fully with its respective obligations under this Agreement has been the primary cause of or resulted in the failure of the consummation of the transactions contemplated by this Agreement;

(ii) a Law or Governmental Order (other than a temporary injunction or restraint) will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 9.2(c);

(iii) the Parent Shareholder Approval will not have been obtained by November 30, 2006;

(iv) the Equity Offering will not have been consummated by December 29, 2006 or will have resulted in net proceeds to Parent of less than $50,000,000 in cleared funds; or

(v) any of the conditions set forth in Section 9.2 will have become impossible to satisfy prior to 5:00 p.m. New York City time on the Termination Date; provided, that Seller will not be entitled to terminate this Agreement pursuant to this Section 10.1(b)(v) if any of the conditions set forth in Section 9.2 have become impossible to satisfy due to the Company’s or Seller’s breach of any representation, warranty, covenant or other agreement contained in this Agreement.

(c) by Buyer, if

(i) the transactions contemplated by this Agreement will not have been consummated on or before the Termination Date; provided, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 10.1(c)(i) if Buyer’s or Parent’s breach of any representation or warranty or failure to comply fully with its obligations under this Agreement has been the primary cause of or resulted in the failure of the consummation of the transactions contemplated by this Agreement;

(ii) a Law or Governmental Order (other than a temporary injunction or restraint) will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 9.1(d);

(iii) any of the conditions set forth in Section 9.1(a)-(g) will have become impossible to satisfy prior to 5:00 p.m. New York City time on the Termination Date; provided, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 10.1(c)(iii) if any of the conditions set forth in Section 9.1(a)-(g) have become impossible to satisfy due to Buyer or Parent’s breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(iv) the condition set forth in Section 9.1(h)will have become impossible to satisfy on or prior to December 29, 2006; provided, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 10.1(c)(iv) if the condition in

Section 9.1(h) has become impossible to satisfy due to Buyer’s or Parent’s breach of any representation, warranty, covenant or other agreement contained in this Agreement.

10.2 Effect of Termination.

(a) If this Agreement is terminated by (i) Seller pursuant to Section 10.1(b)(iii) other than due to Parent’s failure to comply with Section 7.2, (ii) Seller pursuant to Section 10.1(b)(iv) (other than due primarily to Seller’s, Guarantor’s or the Company’s breach of any representation, warranty, covenant or agreement contained in this Agreement, other than any breach of a representation or warranty arising from matters disclosed on a Disclosure Supplement) or (iii) Buyer pursuant to Section 10.1(c)(iv) (other than due primarily to Seller’s, Guarantor’s or the Company’s breach of any representation, warranty, covenant or agreement contained in this Agreement, other than any breach of a representation or warranty arising from matters disclosed on a Disclosure Supplement), the parties agree and acknowledge that Seller will suffer damages that are not practicable to ascertain. Accordingly, within two Business Days after a termination of this Agreement described in clause (i), (ii) or (iii) of this Section 10.2(a), Buyer will pay to Seller, by wire transfer of immediately available funds, an amount equal to $500,000 as liquidated damages. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date of this Agreement and constitute the parties’ good faith estimate of the actual damages reasonably expected to result from any termination of this Agreement as described in clause (i), (ii) or (iii) of this Section 10.2(a).

(b) The right of termination under Section 10.1 is in addition to any other rights Buyer, Parent, Seller, Guarantor or the Company may have under this Agreement or otherwise, and, except as provided in Section 10.2(a), the exercise of a right of termination will not be an election of remedies and will not preclude an action for breach of this Agreement. If this Agreement is terminated, all continuing obligations of the parties under this Agreement will terminate except that Article X will survive indefinitely unless sooner terminated or modified by the parties in writing.

XI. Indemnification

11.1 Obligation of Parties to Indemnify.

(a) Indemnification by Seller. Subject to limitations set forth in this Article XI, from and after the Closing, Seller and Guarantor (together, the “Seller Indemnitors”), jointly and severally, will indemnify Buyer, Parent, and their officers, directors, Affiliates, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”), in full and hold them harmless against any Loss, whether or not actually incurred prior to Closing, incurred by any Buyer Indemnified Party, resulting from or arising out of:

(i) any breach or inaccuracy in any of the representations or warranties of Seller contained in this Agreement or in the Disclosure Schedule (without giving effect to any Disclosure Supplement) or the certificate delivered pursuant to Section 2.2(c)(i)(A);

(ii) any breach of any of the agreements of Seller contained in this Agreement;

(iii) (1) the indemnification obligations of the Company under the Purchase Agreements, by and among Guarantor, the subsidiary guarantors party thereto, and Credit Suisse First Boston LLC and Citigroup Global Markets Inc., as representatives of the initial purchasers listed on Schedule A thereto, dated August 5, 2003, November 17, 2003 and May 25, 2004, respectively (collectively, the “Note Purchase Agreements”), and (2) the Company’s obligations under the Registration Rights Agreements, by and among Guarantor, the subsidiary guarantors party thereto and Credit Suisse First Boston LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Banc One Capital Markets, Inc., dated August 13, 2003, November 17, 2003 and May 25, 2004, respectively (the “Registration Rights Agreements”);

(iv) the claim by Royal Indemnity Company for damages of $600,000, plus interests and costs, as set forth in Royal Indemnity Company’s demand for arbitration, dated March 16, 2004 (the “Royal Indemnity Arbitration”);

(v) any liability under the WARN Act or any similar state or local Law that may result from an “Employment Loss,” as defined by 29 U.S.C. 2101(a)(6), caused by any action of the Company prior to the Closing;

(vi) any breach by the Company of any of its obligations under any Material Contract identified on Schedule 4.14 of the Disclosure Schedule as not having been provided to Buyer;

(vii) any third party claim alleging that any of the statements set forth on Schedule 11.1(a)(vii) of the Disclosure Schedule, which statements have been authorized by Guarantor for use in the offering circular to be distributed by Parent and Buyer in connection with the Equity Offering, contain any untrue statement or omission of a material fact necessary to make such statements not misleading; and

(viii) any Plan established or maintained by the Company (clauses (i) - (viii), collectively, “Buyer Losses”).

(b) Indemnification by Buyer. Subject to limitations set forth in this Article XI, from and after the Closing, Parent and Buyer (together, the “Buyer Indemnitors” and together with the Seller Indemnitors, the “Indemnitors”), jointly and severally, will indemnify Seller, Guarantor, and their officers, directors, Affiliates, employees, agents and representatives (collectively, the “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, the “Indemnified Parties”), in full and hold them harmless against any Loss incurred by any Seller Indemnified Party, resulting from or arising out of:

(i) any breach or inaccuracy in any of the representations or warranties of Parent or Buyer contained in this Agreement or the certificate delivered pursuant to Section 2.2(c)(iii)(A); and

(ii) any breach of any of the agreements of Parent or Buyer contained in this Agreement (clauses (i) –(ii), collectively, “Seller Losses”).

11.2 Claims Period. If any Indemnified Party has a claim for indemnification under Section 11.1, that Indemnified Party will deliver to the Indemnitors one or more written notices of Buyer Losses or Seller Losses, as applicable, (each an “Indemnified Party Claim”), prior to the eighteen-month anniversary of the Closing Date, except for Buyer Losses arising from (a) a breach or inaccuracy in the representations and warranties made in Section 4.12 (Tax Matters), 4.18 (Environmental Matters) and 4.21 (Employee Benefits), (b) any breach of any of the agreements contained in this Agreement, (c) the Company’s indemnification obligations under the Note Purchase Agreements, (d) the Company’s obligations under the Registration Rights Agreements or (e) the Royal Indemnity Arbitration, for which the Indemnified Party will deliver an Indemnified Party Claim prior to the expiration of the applicable statute of limitations. The Indemnitors will have no liability under this Article XI unless the written notices required by the preceding sentence are given by the date specified. The Indemnified Party Claim shall describe the indemnification sought in reasonable detail to the extent known and shall indicate the amount (estimated, if necessary, and if then estimable) of the Loss that has been or may be suffered. Subject to the limitations otherwise set forth in this Article XI, the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnitors with respect to such claim.

11.3 Third-Party Claims.

(a) If any Indemnified Party receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under this Article XI (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article XI, the Indemnified Party shall promptly provide the relevant Indemnitors with written notice of such Third Party Claim. The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnitors have suffered actual and material prejudice by such failure. After such notice, if the relevant Indemnitors shall acknowledge, in writing, to the Indemnified Party that such Indemnitors shall be obligated under the terms of their indemnity hereunder in connection with such Third Party Claim, then such Indemnitors shall be entitled to participate in or, at their option, assume the defense, appeal or settlement of such Third Party Claim. Such defense or settlement shall be conducted through counsel selected by the Indemnitors and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed, and the Indemnified Party shall fully cooperate with the Indemnitors in connection therewith. In the event that the relevant Indemnitors fail to assume the defense or settlement of any Third Party Claim within 20 Business Days after receipt of notice thereof from the Indemnified Party, the Indemnified Party shall have the right to undertake the defense, appeal or settlement of such Third Party Claim at the expense and for the account of the Indemnitors.

(b) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such Third Party Claim; provided, however, that the Indemnitors shall pay the attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by the relevant Indemnitors in connection with the defense of such Third Party Claim, (ii) the Indemnified Party shall have been advised by counsel that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnitors or (iii) the Indemnified Party’s counsel shall have advised the Indemnitors in writing, with a copy delivered to the Indemnitors, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel.

(c) No Indemnitor shall agree to any compromise, settlement, admission or acknowledgment of the validity of such Third Party Claim if it (i) does not include a complete and unconditional release of the Indemnified Party from all Liabilities with respect thereto, (ii) imposes any liability on the Indemnified Party without the prior written consent of Indemnified Party, (iii) imposes injunctive or other equitable relief against the Indemnified Party or (iv) includes any statement or undertaking as to fault or culpability of the Indemnified Party.

(d) Notwithstanding Section 11.3(a), the Indemnitors shall not be entitled to control (but shall be entitled to participate at their own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim as to which the Indemnitors fail to assume the defense within 20 Business Days after receipt of notice thereof from the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission or acknowledgment that would give rise to liability on the part of any Indemnitor without the prior written consent of such Indemnitor.

(e) Any Indemnified Party shall cooperate in all reasonable respects with the Indemnitors and their attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom and, at no out-of-pocket cost to the Indemnified Party, shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include reasonable access during normal business hours afforded to the Indemnitors and their agents and representatives to, and reasonable retention by the Indemnified Party of, records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnitors shall extend the same cooperation and access as are required to be extended by the Indemnified Parties pursuant to this Section 11.3(e). The parties shall cooperate with each other in any notifications to insurers.

11.4 Limitations of Damages.

(a) No Buyer Indemnified Party shall be entitled to recover from any Seller Indemnitor any Buyer Loss unless and until the aggregate amount of all such Buyer Losses theretofore incurred by all Buyer Indemnified Parties exceeds $500,000, in which case the Seller Indemnitors will be liable for the aggregate amount of all such Buyer Losses and not just the amount in excess of $500,000; provided, however, to the extent any Buyer Loss relates to any breach or inaccuracy in any of the representations and warranties of Seller contained in this Agreement as a result of matters disclosed on any Disclosure Supplement, no Buyer Indemnified Party shall be entitled to recover from any Seller Indemnitor any Buyer Loss unless and until the aggregate amount of all such Buyer Losses theretofore incurred by all Buyer Indemnified Parties exceeds $2,000,000, in which case the Seller Indemnitors will be liable for the aggregate amount of all such Buyer Losses and not just the amount in excess of $2,000,000. Notwithstanding the foregoing, the preceding sentence shall not apply to Buyer Losses arising from the Company’s indemnification obligations under the Note Purchase Agreements, the Company’s obligations under the Registration Rights Agreements or the Royal Indemnity Arbitration. The maximum aggregate liability of Seller Indemnitors to the Buyer Indemnified Parties for Buyer Losses (including Losses of Seller for costs, expenses and attorneys’ fees paid or incurred in connection therewith or in connection with the curing of any and all breaches of Seller’s or Parent’s representations, warranties, covenants and agreements, but excluding Buyer Losses arising from (i) a breach of Section 3.1 (Title to Shares) or Section 4.4 (Capitalization), (ii) the Company’s indemnification obligations under the Note Purchase Agreements, (iii) the Company’s obligations under the Registration Rights Agreements or (iv) the Royal Indemnity Arbitration) collectively shall not, for Indemnified Party Claims properly made by Buyer Indemnified Parties (x) prior to the first anniversary of the Closing Date, exceed $20,000,000, and (y) thereafter, exceed $10,000,000 (provided that all Indemnified Party Claims properly made prior to the first anniversary of the Closing Date and actually paid to Buyer Indemnified Parties by any Seller Indemnitor at any time shall be credited toward such $10,000,000 limitation such that the aggregate liability of the Seller Indemnitors shall not exceed $20,000,000). The maximum aggregate liability of Seller Indemnitors to the Buyer Indemnified Parties for Buyer Losses arising from (i) a breach of Section 3.1 (Title to Shares) or Section 4.4 (Capitalization), (ii) the Company’s indemnification obligations under the Note Purchase Agreements, (iii) the Company’s obligations under the Registration Rights Agreements or (iv) the Royal Indemnity Arbitration (including Losses of Seller for costs, expenses and attorneys’ fees paid or incurred in connection therewith) collectively shall not exceed the Purchase Price. Notwithstanding the foregoing, this Section 11.4(a) shall not apply to any indemnification obligation of a Seller Indemnitor pursuant to Article VIII of this Agreement, and in no event shall the aggregate obligations of the Seller Indemnitors pursuant to this Article XI exceed the Purchase Price.

(b) Solely for purposes of calculating the amount of any Buyer Losses arising out of or relating to any breach or inaccuracy of a representation or warranty (and not for purposes of determining whether or not a breach has occurred), the references to “Material Adverse Effect” or other materiality qualifications (or correlative terms) shall be disregarded.

(c) Each of Buyer, Parent, Seller and Guarantor acknowledges and agrees that no Indemnified Party shall have a right to assert claims under any provision of this Agreement for any Losses to the extent that such Losses relate to actions taken by Buyer, Parent or its Affiliates after the Closing (with respect to claims by the Buyer Indemnified Parties) or by Seller, Guarantor or their Affiliates after the Closing (with respect to claims by Seller Indemnified Parties). Nothing provided in this Article XI shall limit any duty of an Indemnified Party to mitigate Losses under applicable Law applicable to the business, the Company or to Buyer.

11.5 Exclusive Remedy. Except as provided by Article VIII, after the Closing, the rights set forth in this Article XI shall be the Indemnified Parties’ sole and exclusive remedies with respect to any and all claims relating to this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby. Notwithstanding the foregoing, nothing herein shall prevent any of the parties hereto from bringing an action based upon allegations of bad faith, gross negligence, fraud or intentional misrepresentation with respect to the other parties in connection with this Agreement.

11.6 Tax Adjustment. Any payment to an Indemnified Party under this Article XI will be, for Tax purposes, to the extent permitted by Law, an adjustment to the Purchase Price.

11.7 Royal Indemnity Arbitration. Guarantor shall be entitled to assume and direct the defense of, settle or otherwise dispose of the Royal Indemnity Arbitration, with counsel reasonably satisfactory to the Company; provided, however, that Guarantor shall not take any action which the Company in good faith objects to as detrimental to the Company, Parent or Buyer; provided, further, however, that Guarantor shall keep the Company apprised, and shall provide copies, to the extent available, of all discussions, correspondence, agreements and other communications relating to such arbitration and shall not without the prior written consent of the Company, not to be unreasonably withheld, enter into or make any settlement, compromise, admission or acknowledgment of any liability in respect of the Royal Indemnity Arbitration that does not include as an unconditional term thereof the release of the Company from all liability with respect to such matter. The Company shall provide reasonable cooperation in connection with the defense of the Royal Indemnity Arbitration and in connection therewith, shall furnish such records, information and testimony and attend such conferences, proceedings and hearings as may be reasonably requested by Guarantor. The Company shall have the right to participate in the defense of the Royal Indemnity Arbitration and to employ counsel, at its own expense, separate from the counsel employed by Guarantor.

XII. General

12.1 Press Releases and Announcements. Except as required by Law, any public announcement, including any announcement to employees, customers, suppliers or others having dealings with the Company, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Buyer and Seller mutually determine (it being acknowledged and understood by Buyer that Seller may determine, in its sole discretion, whether disclosure of this Agreement and the transactions contemplated hereby is required pursuant to the reporting obligations of Seller or its Affiliates under the Securities Act of 1933 or the Securities Act of 1934). Buyer will have the right to be present for any in-person announcement by the Company.

12.2 Expenses. Except as otherwise expressly provided for in this Agreement, each party to this Agreement will pay all expenses incurred by it in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not).

12.3 Amendment and Waiver. This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

12.4 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand, (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five Business Days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement shall include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Buyer, Parent, Seller, Guarantor and the Company will, unless another address is specified in writing, be sent to the address indicated below:

If to Buyer or Parent or, following the Closing, the Company:

The Innovation Group plc.

Yarmouth House

1300 Parkway, Solent Business Park

Whiteley, Hampshire PO15 7AE

Attn: Paul Smolinski

Facsimile No. 44-1489-579181

With a copy to: Dorsey & Whitney LLP 250 Park Avenue New York, New York 10177 Attn: Steven Khadavi Facsimile No.: 212-953-7201

If to Seller or, prior to the Closing, the Company:

Concentra Integrated Services, Inc.

5080 Spectrum Drive, Suite 1200

West Tower

Addison, Texas 75001

Attn: General Counsel

Facsimile No. (972) 387-1938

With a copy to: Vinson & Elkins L.L.P. 3700 Trammell Crow Center 2001 Ross Avenue Dallas, Texas 75201-2975 Attn: Christine A. Hathaway Facsimile No.: (214) 999-7714

If to Guarantor: Concentra Operating Corporation 5080 Spectrum Drive, Suite 1200 West Tower Addison, Texas 75001 Attn: General Counsel Facsimile No. (972) 387-1938

With a copy to: Vinson & Elkins L.L.P. 3700 Trammell Crow Center 2001 Ross Avenue Dallas, Texas 75201-2975 Attn: Christine A. Hathaway Facsimile No.: (214) 999-7714

Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 12.4.

12.5 Further Assurances. After the Closing, each party shall take such further actions and execute such further documents as may be necessary or reasonably requested by the other party in order to effectuate the intent of this Agreement and to provide such other party with the intended benefits of this Agreement.

12.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Buyer may assign any of its rights under this Agreement to one or more Subsidiaries of Buyer, provided that the representations set forth in Article V of this Agreement are true with respect to such Subsidiaries as if such Subsidiaries made each of the representations and warranties set forth therein and so long as Buyer and Parent remain responsible for the performance of all of Buyer’s obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

12.7 No Third Party Beneficiaries. Except as set forth in Section 7.5 or with respect to the indemnification provided in Article XI, nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

12.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision is prohibited or invalid under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

12.9 Complete Agreement. This Agreement, the Disclosure Schedule, any Disclosure Supplements and the Confidentiality Agreement contain the complete agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, including the Heads of Agreement, dated July 28, 2006, among Parent, Guarantor and the Company. The Company acknowledges that Buyer has made no representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in agreements referred to herein that survive the execution and delivery of this Agreement.

12.10 Disclosure Schedules. Each Disclosure Schedule and Disclosure Supplement shall be deemed to include and incorporate all disclosures made on the other Disclosure Schedules and Disclosure Supplements that may be reasonably inferred to apply to the disclosures required by such Disclosure Schedule or Disclosure Supplement. Certain information set forth in the Disclosure Schedules and Disclosure Supplements is included solely for informational purposes, is not an admission of materiality with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. A disclosure made by any party to this Agreement in any Disclosure Schedule or Disclosure Supplement that is sufficient on its face to reasonably inform another party to this Agreement of information required to be disclosed in another Disclosure Schedule or Disclosure Supplement in order to avoid a misrepresentation thereunder shall be deemed, for all purposes of this Agreement, to have been made with respect to such other Disclosure Schedule or Disclosure Supplement.

12.11 Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

12.12 Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND

INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

12.13 Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of the Company, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity (without any requirement that Buyer provide any bond or other security). The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

12.14 Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of (a) any New York State court sitting in the County of New York and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Nothing in this Section 12.14 will affect the right of any party to serve legal process in any other manner permitted by law or in equity.

12.15 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.15.

12.16 Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement. Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” A statement that an action has not occurred in the past means that it is also not presently occurring. When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion. All references in this Agreement to “dollars” are to US dollars. The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.

12.17 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Buyer, Parent, Seller, Guarantor and the Company have executed this Agreement as of the date first above written.

PARENT:		SELLER:

THE INNOVATION GROUP PLC		CONCENTRA INTEGRATED SERVICES, INC.

By:	/s/ P. Smolinski	By:	/s/ James M. Greenwood
Name:	P. Smolinski	Name:	James M. Greenwood
Title:	Group Finance Director	Title:	Executive Vice President

BUYER:		GUARANTOR:

TIG ACQUISITION CO.		CONCENTRA OPERATING CORPORATION

By:	/s/ P. Smolinski	By:	/s/ James M. Greenwood
Name:	P. Smolinski	Name:	James M. Greenwood
Title:	Group Finance Director	Title:	Executive Vice President

COMPANY:

FIRST NOTICE SYSTEMS, INC.

		By:	/s/ William M. Fulton, Jr.
		Name:	William M. Fulton, Jr.
		Title:	President